Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 20, 2015
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 20, 2015 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2015. Sierra Bancorp recognized net income of $3.738 million in the quarter, for a return on average assets of 0.93% and a return on average equity of 8.06%. Net income was slightly lower than in the first quarter of the prior year due in large measure to the impact of nonrecurring items and a higher income tax accrual, but diluted earnings per share increased to $0.27 in the first quarter of 2015 from $0.26 in the first quarter of 2014 as a result of stock repurchases over the course of the past year. Income statement highlights for the quarter include robust net interest income driven by a large increase in average interest-earning assets, and relatively strong non-interest income resulting in large part from a higher level of fee-generating customer activity. Non-interest expense was higher due to substantial gains on the sale of OREO which helped offset costs in the first quarter of 2014, as well as higher core processing costs subsequent to our conversion in February 2014, higher personnel expense, and other operating cost increases associated with our acquisition in late 2014.

Total assets were up $96 million, or 6%, during the first quarter of 2015, due to net growth of $95 million in gross loan balances. Loan balances exceeded the milestone level of $1 billion for the first time in the history of the Bank, and growth for the quarter was favorably impacted by increased utilization on mortgage warehouse lines as well as the purchase of $28 million in residential mortgage loans in March. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by close to $2 million, or 7%, during the quarter. Total deposits increased $24 million, or 2%, due to a $37 million increase in core non-maturity deposits that was partially offset by a reduction in time deposits. Non-deposit borrowings increased $77 million.

“Growth during the first quarter of 2015 was robust as we realized significant increases in loans and customer deposits, and these positive trends contributed to solid net income for the quarter,” noted Kevin McPhaill, President and CEO. “With the acquisition of Santa Clara Valley Bank now complete, we have a strong team in place and anticipate growth opportunities in that area and throughout our footprint. Moving into the second quarter, we will continue to focus on quality loan and deposit growth in all of our markets,” concluded McPhaill.

Financial Highlights

Net income declined by $61,000, or 2%, in the first quarter of 2015 relative to the first quarter of 2014, and a higher tax accrual was the ultimate factor in this unfavorable variance. Pre-tax income was actually $222,000 higher in the first quarter of 2015, and there were also significant variances in the components of pre-tax income, including some items of a nonrecurring nature, as noted below.

Sierra Bancorp Financial Results

April 20, 2015

Net interest income was up by $2.503 million, or 20%, for the comparative quarters, due in part to an increase of $211 million, or 16%, in average interest-earning assets. Also having a positive effect was a quarter-over-quarter increase of 12 basis points in our net interest margin, which resulted from a shift in earning assets from relatively low-yielding investments into higher-yielding loan balances as well as substantial non-recurring income recognized in the first quarter of 2015. Non-recurring interest income, which is comprised primarily of net interest recoveries on non-accrual loans combined with penalties and accelerated fee recognition on loan prepayments, totaled $366,000 in the first quarter of 2015 relative to only $8,000 in the first quarter of 2014. Another factor in the Company’s results of operations was our loan loss provision, which was zero in the first quarter of 2015 relative to $150,000 in the first quarter of 2014.

Total non-interest income rose by $300,000, or 8%, for the quarterly comparison. Service charges on deposit accounts, which represent the largest portion of non-interest income, were up by $105,000, or 6%, due to fees earned from increased activity on business deposit accounts, partially offset by a drop in overdraft income. Bank-owned life insurance (BOLI) income was also up $70,000, or 24%, due primarily to fluctuations in income on BOLI associated with deferred compensation plans. Investment gains were lower, however, as we realized only $16,000 in gains on the sale of investments in the first quarter of 2015 relative to $104,000 in the first quarter of 2014. Other non-interest income increased $213,000, or 15%, in the first quarter of 2015, due primarily to higher debit card interchange income and increases in other activity-based fees.

Total non-interest expense increased by $2.731 million, or 25%, for the comparative quarters. The largest component of non-interest expense, salaries and benefits, increased by $910,000, or 15%, due primarily to personnel increases associated with our acquisition, regular annual salary increases, strategic additions to business development staff in the first quarter of 2015, and higher group health insurance expense. A lower level of deferred salaries directly related to successful loan originations also contributed to the increase in compensation costs in the first quarter of 2015, but that unfavorable variance was largely offset by a $103,000 drop in overtime costs related to the impact of our core banking software conversion in the first quarter of 2014. The change in salaries and benefits was further impacted by a $44,000 increase in deferred compensation expense accruals related to the aforementioned increase in BOLI income. Occupancy expense increased by $156,000, or 10%, for the quarter, due primarily to costs associated with our newly-acquired branches. Other non-interest expenses increased by $1.665 million, or 51%, due in part to a $642,000 unfavorable swing in net OREO costs resulting from substantial OREO gains in the first quarter of 2014. Costs associated with our new core banking software and our acquisition contributed to increases in data processing expense, deposit costs and supply costs totaling $673,000 for the first quarter of 2015 relative to the first quarter of 2014. Other significant factors affecting the quarter-over-quarter overhead expense comparison include the following: a $190,000 increase in debit card losses resulting from an increase in fraudulent transactions; residual acquisition costs in the first quarter of 2015, totaling $112,000; lower FDIC assessment accruals; non-recurring credits of $104,000 against telecommunications costs which were received in the first quarter of 2014; and a $44,000 increase in deferred compensation expense accruals for our directors (related to the aforementioned increase in BOLI income).

Sierra Bancorp Financial Results

April 20, 2015

The Company’s provision for income taxes was 29% of pre-tax income in the first quarter of 2015, relative to 25% in the first quarter of 2014. The higher tax provisioning in 2015 is primarily the result of higher taxable income and a declining level of available tax credits, including those generated by our investments in low-income housing tax credit funds as well as certain hiring tax credits. Income subject to federal income taxes, which excludes interest income generated by most of our municipal investments and income associated with bank-owned life insurance, was approximately $200,000 higher in the first quarter of 2015 than in the first quarter of 2014.

Balance sheet changes during the first three months of 2015 include an increase in total assets of $96 million, or 6%, due to growth in loans which primarily occurred in the latter part of the quarter. Gross loans increased by $95 million, or 10%, as a result of increased utilization on mortgage warehouse lines and the quarter-end purchase of $28 million in residential mortgage loans. Agricultural production loans were the only other major category of loans to experience growth in the first quarter of 2015, with an increase of $755,000, or 3%, but Management anticipates that growth in commercial real estate loans will accelerate in the second quarter based on deals currently in process.

Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $2 million, or 7%, during the first quarter of 2015. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 2.15% at March 31, 2015 compared to 2.53% at December 31, 2014, although the ratio reduction is primarily the result of higher total loan balances outstanding. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $11 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of March 31, 2015, a reduction of $1 million relative to TDRs at December 31, 2014.

The Company’s allowance for loan and lease losses was $10.7 million as of March 31, 2015, down slightly from $11.2 million at December 31, 2014 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $530,000 in the first quarter of 2015 compared to $336,000 in the first quarter of 2014. Due to loan growth in portfolio segments with low historical loss rates and credit quality improvement in the remainder of the loan portfolio, in addition to residential mortgage loans that were purchased at their fair values and thus initially required no loss reserves, the overall allowance declined to 1.01% of total loans at March 31, 2015 from 1.16% at December 31, 2014. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2015, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $24 million, or 2%, during the quarter ended March 31, 2015, due to an increase of $37 million, or 3%, in core non-maturity deposits that was partially offset by time deposit runoff, including the maturity of $5 million in wholesale brokered deposits. Junior subordinated debentures remain the same, but other short-term interest-bearing liabilities increased by $77 million during the first quarter of 2015 due to borrowings required to support our strong loan growth.

Total capital increased by $1.4 million, or 1%, to $188 million at March 31, 2015. The increase resulted primarily from the addition of net income to retained earnings, net of the impact of cash dividends paid and the Company’s repurchase of 73,943 shares in the first quarter of 2015. As recently announced, the Company has approved an additional 500,000 shares for repurchase due to the completion of the previous plan in April. The Company’s risk-based capital ratios, while still robust, dropped during the quarter due to the increase in loans and the impact of new Basel III capital rules that are being phased in commencing January 1, 2015.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 38th year of operations and at over $1.7 billion in total assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

Sierra Bancorp Financial Results

April 20, 2015

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 20, 2015

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000's, unaudited)	3/31/2015	3/31/2014	% Change
Interest Income	$15,351	$12,952	19%
Interest Expense	633	737	-14%
Net Interest Income	14,718	12,215	20%

Provision for Loan & Lease Losses	-	150	-100%
Net Int after Provision	14,718	12,065	22%

Service Charges	1,991	1,886	6%
BOLI Income	356	286	24%
Gain (Loss) on Investments	16	104	-85%
Other Non-Interest Income	1,644	1,431	15%
Total Non-Interest Income	4,007	3,707	8%

Salaries & Benefits	6,895	5,985	15%
Occupancy Expense	1,661	1,505	10%
Other Non-Interest Expenses	4,904	3,239	51%
Total Non-Interest Expense	13,460	10,729	25%

Income Before Taxes	5,265	5,043	4%
Provision for Income Taxes	1,527	1,244	23%
Net Income	$3,738	$3,799	-2%

TAX DATA
Tax-Exempt Muni Income	$725	$741	-2%
Interest Income - Fully Tax Equiv	$15,741	$13,351	18%

NET CHARGE-OFFS	$530	$336	58%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2015	3/31/2014	% Change
Basic Earnings per Share	$0.27	$0.27	0%
Diluted Earnings per Share	$0.27	$0.26	4%
Common Dividends	$0.10	$0.08	25%

Wtd. Avg. Shares Outstanding	13,678,660	14,228,040
Wtd. Avg. Diluted Shares	13,804,672	14,372,894

Book Value per Basic Share (EOP)	$13.83	$12.99	6%
Tangible Book Value per Share (EOP)	$13.32	$12.60	6%

Common Shares Outstanding (EOP)	13,630,118	14,179,439

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2015	3/31/2014
Return on Average Equity	8.06%	8.36%
Return on Average Assets	0.93%	1.09%
Net Interest Margin (Tax-Equiv.)	4.12%	4.00%
Efficiency Ratio (Tax-Equiv.)	70.47%	66.16%
Net C/O's to Avg Loans (not annualized)	0.06%	0.04%

AVERAGE BALANCES	3-Month Period Ended:
(in $000's, unaudited)	3/31/2015	3/31/2014	% Change
Average Assets	$1,632,631	$1,416,380	15%
Average Interest-Earning Assets	$1,488,202	$1,277,499	16%
Avg Loans & Leases (net of def fees)	$958,490	$783,854	22%
Average Deposits	$1,376,658	$1,176,057	17%
Average Equity	$188,152	$184,388	2%

Sierra Bancorp Financial Results

April 20, 2015

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	3/31/2015	12/31/2014	3/31/2014	Annual Chg
ASSETS
Cash and Due from Banks	$47,905	$50,095	$72,164	-34%
Securities and Fed Funds Sold	514,466	511,883	444,797	16%

Real Estate Loans (non-Agricultural)	577,258	559,191	517,941	11%
Agricultural Real Estate Loans	128,945	145,039	107,274	20%
Agricultural Production Loans	28,501	27,746	26,026	10%
Comm'l & Industrial Loans & Leases	109,463	113,771	96,128	14%
Mortgage Warehouse Lines	204,233	106,021	68,412	199%
Consumer Loans	17,444	18,885	21,980	-21%
Gross Loans & Leases	1,065,844	970,653	837,761	27%
Deferred Loan & Lease Fees	1,780	1,651	1,254	42%
Loans & Leases Net of Deferred Fees	1,067,624	972,304	839,015	27%
Allowance for Loan & Lease Losses	(10,718)	(11,248)	(11,491)	-7%
Net Loans & Leases	1,056,906	961,056	827,524	28%

Bank Premises & Equipment	21,688	21,853	21,153	3%
Other Assets	92,452	92,433	92,683	0%
Total Assets	$1,733,417	$1,637,320	$1,458,321	19%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$400,387	$390,897	$354,455	13%
Int-Bearing Transaction Accounts	400,266	386,334	344,627	16%
Savings Deposits	182,245	167,655	150,315	21%
Money Market Deposits	116,574	117,907	73,005	60%
Customer Time Deposits	291,543	298,902	292,776	0%
Wholesale Brokered Deposits	-	5,000	5,000	-100%
Total Deposits	1,391,015	1,366,695	1,220,178	14%

Junior Subordinated Debentures	30,928	30,928	30,928	0%
Other Interest-Bearing Liabilities	108,785	31,451	5,527	1868%
Total Deposits & Int.-Bearing Liab.	1,530,728	1,429,074	1,256,633	22%

Other Liabilities	14,205	21,155	17,519	-19%
Total Capital	188,484	187,091	184,169	2%
Total Liabilities & Capital	$1,733,417	$1,637,320	$1,458,321	19%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	3/31/2015	12/31/2014	3/31/2014	Annual Chg
Non-Accruing Loans	$19,766	$20,678	$36,199	-45%
Foreclosed Assets	3,194	3,991	7,237	-56%
Total Nonperforming Assets	$22,960	$24,669	$43,436	-47%

Performing TDR's (not incl. in NPA's)	$11,136	$12,359	$15,230	-27%

Non-Perf Loans to Gross Loans	1.85%	2.13%	4.32%
NPA's to Loans plus Foreclosed Assets	2.15%	2.53%	5.14%
Allowance for Ln Losses to Loans	1.01%	1.16%	1.37%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2015	12/31/2014	3/31/2014
Shareholders Equity / Total Assets	10.9%	11.4%	12.6%
Loans / Deposits	76.6%	71.0%	68.7%
Non-Int. Bearing Dep. / Total Dep.	28.8%	28.6%	29.0%

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